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                                   HUNTCO INC.
                     14323 SOUTH OUTER FORTY - SUITE 600N
                        TOWN & COUNTRY, MISSOURI   63017

NEWS RELEASE

FOR IMMEDIATE RELEASE:

HUNTCO REPORTS FIRST QUARTER NET INCOME

TOWN & COUNTRY, MISSOURI, April 12, 2000. . . . . Huntco Inc. (NYSE:"HCO"), an
intermediate steel processor, today announced results of operations for its
first quarter ended March 31, 2000.   The Company reported net income
available for common shareholders for the 2000 first quarter of $.6 million, or $.06 per share both basic and diluted, in contrast to a net loss for common shareholders of $3.2 million, or $.36 per share, both basic and diluted, reported in the prior year's first quarter.

The Company realized income from operations of $3.5 million in the 2000 first quarter, versus a loss from operations of $2.6 million in the 1999 first quarter. The 2000 first quarter income from operations represents the largest operating profit realized by the Company since the third quarter of 1997. The Company realized EBITDA of $6.1 million in the quarter ended March 31, 2000 in comparison to 1999 first quarter EBITDA of $0.2 million. Net working capital increased to $85.0 million at the end of the 2000 first quarter, versus $68.9 million as of March 31, 1999. Investment in inventories at March 31, 2000 decreased by $31.2 million in relation to March 31, 1999 balances, while accounts payable decreased by $44.7 million over this same time period. The Company achieved these improvements despite a year-over-year net sales decrease of $4.5 million, or 5.0%. The decrease in net sales in the 2000 first quarter was primarily attributable to the sale of the Company's former South Carolina facility, which sale took place during the 1999 fourth quarter, offset by higher average selling prices. The former South Carolina facility contributed $7.5 million in net sales in the first quarter of 1999.

The Company processed and shipped 263,139 tons of steel in the quarter, a decrease of 20.3% in comparison to the prior year's first quarter. Approximately one-half of this decrease is attributable to volume sold from the Company's former South Carolina facility, which facility was sold in December of 1999. Reduced tolling volume was another major factor in the 2000 first quarter volume decrease. Approximately 21.2% of the tons processed in the first quarter of 2000 represented customer-owned material processed on a per ton, fee basis, versus a tolling percentage of 26.1% in the comparable period of the prior year. Average selling prices for the Company's products increased approximately 9.0% in the 2000 first quarter, in comparison to the 1999 first quarter. The Company also sold 69,606 tons of cold rolled products during the first quarter of 2000, which compares to 61,820 tons in the prior year's first quarter.

Gross profit expressed as a percentage of net sales was 9.4% for the quarter ended March 31, 2000, which compares to 2.4% for the prior year's first quarter. While the Company benefited from generally rising steel prices in the 2000 first quarter, versus falling prices in the 1999 first quarter, management's commitment to operating its plants with more rapid inventory turns and with a more cost effective overhead structure has also begun to positively impact gross profit margins. Gross profit margins also improved due to improved capacity utilization at the Company's cold rolling operation, which is primarily attributed to initial production and sales under the new tolling arrangements that the Company previously announced.

Management continues to be optimistic concerning its prospects for continuing improvement in its operating results over the balance of 2000. Sales volume at the Company's cold rolling mill is expected to continue to increase, and could average over 30,000 tons per month by the third quarter of 2000, including 15,000 - 20,000 tons per month under tolling commitments.

This press release contains certain statements that are forward-looking and involve risks and uncertainties. Words such as "expects," "believes," and "anticipates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on current expectations and projections concerning the Company's plans for 2000 and about the steel processing industry in general, as well as assumptions made by Company management and are not guarantees of future performance. Therefore, actual events, outcomes, and results may differ materially from what is expressed or forecasted in such forward-looking statements. The Company encourages those who make use of this forward-looking data to make reference to a complete discussion of the factors which may cause the forward-looking data to differ materially from actual results, which is contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

Huntco Inc. is a major, intermediate steel processor, specializing in the processing of flat rolled carbon steel.

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                                 HUNTCO INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             (unaudited, in thousands, except per share amounts)

                                                       Three Months
                                                      Ended March 31,
                                                     2000         1999
                                                   --------     --------

Net sales                                           $85,860     $90,377

Cost of sales                                        77,792      88,230
                                                    -------     -------
Gross profit                                          8,068       2,147

Selling, general and administrative expenses          4,547       4,789
                                                    -------     -------
Income (loss) from operations                         3,521      (2,642)

Interest, net                                        (2,507)     (2,197)
                                                    -------     -------
Income (loss) before income taxes                     1,014      (4,839)

Provision (benefit) for income taxes                    390      (1,662)
                                                    -------     -------
Net income (loss)                                       624      (3,177)

Preferred dividends                                      50          50
                                                    -------     -------
Net income (loss)
 available for common shareholders                  $   574     $(3,227)
                                                    =======     =======


Earnings (loss) per common share:
  Basic and diluted                                   $ .06       $(.36)
                                                      =====       =====

Weighted average common shares outstanding:
  (basic and diluted)                                 8,942       8,942
                                                      =====       =====


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                                   HUNTCO INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                      March 31,   December 31,
                                                        2000         1999
                                                     ----------   -----------
                                                     (unaudited)   (audited)

ASSETS
Current assets:
 Cash                                                 $    900     $    414
 Accounts receivable, net                               43,547       41,835
 Inventories                                            79,459       77,832
 Other current assets                                    2,398        2,380
                                                      --------     --------
                                                       126,304      122,461

Property, plant and equipment, net                     122,055      123,548
Other assets                                            10,498       10,725
                                                      --------     --------
                                                      $258,857     $256,734
                                                      ========     ========

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                     $ 38,009     $ 43,279
 Accrued expenses                                        3,059        2,657
 Current maturities of long-term debt                      205          248
                                                      --------     --------
                                                        41,273       46,184
                                                      --------     --------

Long-term debt                                         111,930      105,470
Deferred income taxes                                    1,166        1,166
                                                      --------     --------
                                                       113,096      106,636
                                                      --------     --------
Shareholders' equity:
 Series A preferred stock (issued and
   outstanding, 225; stated at liquidation value)        4,500        4,500
 Common stock:
   Class A (issued and outstanding, 5,292)                  53           53
   Class B (issued and outstanding, 3,650)                  37           37
 Additional paid-in-capital                             86,530       86,530
 Retained earnings                                      13,368       12,794
                                                      --------     --------
                                                       104,488      103,914
                                                      --------     --------
                                                      $258,857     $256,734
                                                      ========     ========